REFERENCE 10.4  MICHAEL KAZEE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT

The Executive Employment Agreement (the “Agreement”) is between American Realty Funds Corporation, a Tennessee Corporation (the “Company”) and Michael Kazee (the “Employee”) effective as of July 1, 2010 (the “Effective Date”).

RECITALS:

WHEREAS, the Company desires that the Employee become the Co-Chief Executive Officer of the Company.

WHEREAS, the Employee desires to accept such role under the terms hereof:

NOW, THEREFORE, in consideration of the promises and mutual agreements herein set forth, the parties hereby agree as follows:

1.

Term of Employment. The period of employment of Employee by the Company under the Agreement (the Employment Period) shall be deemed to have commenced on the Effective Date and shall terminate at the will of the Board of Directors.

2.

Duties. During his employment by the Company, the Employee shall perform such duties as are customary and typical by an officer of a publicly traded company, and shall discharge such duties in a professional and diligent manner at all times, to the best of his abilities. Employee’s employment shall also be subject to the policies maintained and established by the Company, if any, as the same may be amended from time to time. In keeping with these duties, Employee shall make full disclosure to the Board of Directors of all business opportunities pertaining to the business of the Company or its Affiliates and should not appropriate for Employee’s own benefit business opportunities that fall within the scope of the businesses conducted by the Company and its Affiliates.

3.

Compensation. The Company shall pay to Employee a base salary of $3,500 per month, plus applicable bonuses as are awarded by the Board of Directors from time to time based on performance, which may either be paid in stock or cash at the discretion of the Board.

4.

Reimbursement For Expenses. The Company shall reimburse the Employee within 30 days of the submission of appropriate documentation for all reasonable and approved travel and entertainment expenses and other disbursements incurred by him for or on behalf of the Company in the course and scope of his employment under the Agreement.

5.

Termination of Agreement.

(a)   Death. The Agreement shall automatically terminate upon the death of Employee.

(b)   Disability. If, as a result of Employee’s incapacity due to physical or mental illness, Employee shall have been substantially unable, either with or without reasonable accommodation, to perform his duties hereunder for an entire period of one (1) consecutive months, and within thirty (30) days after written Notice of Termination is given after such one (1) month period, Employee shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate Employee’s employment hereunder for Disability, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of the Agreement. Any dispute between the Employee and the Company regarding whether Employee has a Disability shall be determined in writing by a qualified independent physician mutually acceptable to the Employee and the Company. If the Employee and the Company cannot agree as to a qualified independent physician, each shall appoint a physician and those two

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physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Employee shall be final and conclusive for all purposes of the Agreement. Employee acknowledges and agrees that a request by the Company for such a determination shall not be considered as evidence that the Company regarded the Employee as having a Disability.

(c)  Termination By Company For Cause. The Company may terminate the Agreement upon written notice to Employee at any time for “Cause” in accordance with the procedures provided below;

For purposes of the Agreement, “Cause” shall mean:

(i)  the material breach of any provision of the Agreement by Employee which has not been cured within five business (5) days after the Company provides notice of the breach to Employee; provided, however, if the act or omission that is the subject of such notice is substantially similar to an act or omission with respect to which Employee has previously received notice and an opportunity to cure, then no additional notice is required and the Agreement may be terminated immediately upon the Company’s election and written notice to Employee);

(ii)  the entry of a plea of guilty or judgment entered after trial finding Employee guilty of a crime punishable by imprisonment in excess of one year involving moral turpitude (meaning a crime that includes the commission of an act of gross dishonesty or bad morals);

(iii)  willfully engaging by Employee in conduct that the Employee knows or reasonably should know is detrimental to the reputation, character or standing or otherwise injurious to the Company or any of its shareholders, direct or indirect subsidiaries and Affiliates, monetarily or otherwise;

(iv)  without limiting the generality of Section 6(d)(i), the breach or threatened breach of any of the provisions of Sections 8, 9 or 10; or

(v)  a ruling in any state or federal court or by an arbitration panel that the Employee has breached the provisions of a non-compete or non-disclosure agreement, or any similar agreement or understanding which would in any way limit, as determined by the Board of Directors of the Company, the Employee’s ability to perform under the Agreement now or in the future.

(d) Termination By Company Without Cause. The Company, by a vote of a majority of the Board of Directors, may terminate the Agreement at any time, and for any reason, by providing at least 30 days written notice to Employee.

(e) Termination By Employee With Good Reason. Employee may terminate his employment with good reason anytime after Employee has actual knowledge of the occurrence, without the written consent of Employee, of one of the following events (each event being referred to herein as “Good Reason”):

(i) Any change in the duties or responsibilities (including reporting responsibilities) of Employee that is inconsistent in any adverse respect with Employee’s position(s), duties, responsibilities or status with the Company immediately prior to such change (including any diminution of such duties or responsibilities) or (B) an adverse change in Employee’s titles or offices (including, membership on the Board of Directors) with the Company;

(ii) a reduction in Employee’s Base Salary or Bonus opportunity;

(iii) the relocation of the Company’s principal executive offices out of Michigan;

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(iv)  the failure of the Company to continue in effect any material employee benefit plan, compensation plan, welfare benefit plan or fringe benefit plan in which Employee is participating immediately prior to the date of the Agreement or the taking of any action by the Company which would adversely affect Employee’s participation in or reduce Employee’s benefits under any such plan, unless Employee is permitted to participate in other plans providing Employee with substantially equivalent benefits;

(v)  any refusal by the Company to continue to permit Employee to engage in activities not directly related to the business of the Company which Employee was permitted to engage in prior to the date of the Agreement;

(vi)  the Company’s failure to provide in all material respects the indemnification set forth in the Company’s Articles of Incorporation, By-Laws, or any other written agreement between Employee and Company;

(vii)  the failure of the Company to obtain the assumption agreement from any successor giving rise to a Change of Control as contemplated in Section 10;

(viii)  any other breach of a material provision of the Agreement by the Company.

For purposes of clauses (iii) through (vi) and (ix) above, an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Employee shall not constitute Good Reason. Employee’s right to terminate employment with Good Reason shall not be affected by Employee’s incapacity due to mental or physical illness and Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting cause.

6.

Effect of Termination. Upon the termination of the Agreement, no rights of Employee which shall have accrued prior to the date of such termination, including the right to receive any bonus Fully-Earned through the date of such termination, shall be affected in any way.

(a)  Upon Death of Employee. During the Term, if Employee’s employment is terminated due to his death, Employee’s estate shall be entitled to receive the Base Salary set forth in Section 3 accrued through the date of death and any bonus Fully-Earned (as herein defined) through the date of such termination; provided, however, Employee’s estate shall not be entitled to any other benefits (except as provided by law or separate agreement). “Fully-Earned” shall mean that for purposes of determining whether the Employee shall be entitled to a bonus, that such Employee shall be treated as if he had been employed through the last date of the regular period for determining whether or not a bonus is payable in the standard manner that all such employees are evaluated even though Employee is no longer employed by the Company, and him eligibility for an incentive bonus, if any, shall be determined accordingly. Further, a surviving spouse of Employee shall be eligible for continuation of family benefits pursuant to Section 3(c) subject to compliance with Plan provisions at the full premium rate (Company plus employee portion) for a one year period after the date of termination.

(b)  For Disability; By Company Without Cause; By Employee with Good Reason.

If the Agreement is terminated under Section 6 (b), (e) or (f):

(i)  Employee shall be entitled to receive his Base Salary set forth in Section 3 accrued through the date of such termination and any bonus Fully-Earned through the date of such termination, and shall receive a severance equal to 3 months salary, paid out in 3 equal monthly installments; and

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(ii)  Except as provided for in the Section 7(b), Employee shall not have any rights which have not previously accrued upon termination of the Agreement.

(c)  By Company With Cause. In the event of termination of Employee’s employment Section 6(c) Employee shall be entitled to receive the Base Salary and benefits set forth in Section 3 accrued through the date of termination, and he shall not be entitled to any other benefits (except as required by law).

8.

Confidential Information.

(a)  The Company shall disclose to Employee, or place Employee in a position to have access to or develop, trade secrets or confidential information of Company or its Affiliates; and/or shall entrust Employee with business opportunities of Company or its Subsidiaries; and/or shall place Employee in a position to develop business good will on behalf of Company or its Subsidiaries.

(b)  The Employee acknowledges that in his employment hereunder he occupies a position of trust and confidence and agrees that he will treat as confidential and will not, without prior written authorization from the Company, directly or indirectly, disclose or make known to any person or use for her own benefit or gain, the methods, process or manner of accomplishing the business undertaken by the Company or its Subsidiaries, or any non-public information, plans, formulas, products, trade secrets, marketing or merchandising strategies, or confidential material or information and instructions, technical or otherwise, issued or published for the sole use of the company, or information which is disclosed to the Employee or in any way acquired by him during the term of the Agreement, or any information concerning the present or future business, processes, or methods of operation of the Company or its Subsidiaries, or concerning improvement, inventions or know how relating to the same or any part thereof, it being the intent of the Company, with which intent the Employee hereby agrees, to restrict him from disseminating or using for his own benefit any information belonging directly or indirectly to the Company which is unpublished and not readily available to the general public.

9.

Successors and Assigns. The Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer the Agreement or any rights or obligations hereunder, provided, however, that the provisions hereof shall inure to the benefit of, and be binding upon, each successor of the Company, whether by merger, consolidation, acquisition or otherwise, unless otherwise agreed to by the Employee and the Company.

10.

Notices. Any notice required or permitted to be given to the Employee pursuant to the Agreement shall be sufficiently given if sent to the Employee by registered or certified mail addressed to the Employee 4757 Birmbaum Drive, Bay City, MI 48706 or at such other address as he shall designate by notice to the Company, and any notice required or permitted to be given to the Company pursuant to the Agreement shall be sufficiently given if sent to the Company by registered or certified mail addressed to it at 501 S Euclid Avenue, Bay City, MI 48706, or at such other address as it shall designate by notice to the Employee.

11.

Invalid Provisions. The invalidity or unenforceability of a particular provision of the Agreement shall not affect the enforceability of any other provisions hereof and the Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

12.

Amendments To The Agreement. The Agreement may only be amended in writing by an agreement executed by both parties hereto.

13.

Entire Agreement. The Agreement contains the entire agreement of the parties hereto and supersedes any and all prior agreements, oral or written, and negotiations between said parties regarding the subject matter contained herein.

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14.

Applicable Law and Venue. The Agreement is entered into under, and shall be governed for all purposes, by the laws of the State of Michigan, with venue of any lawsuit between the parties being in Bay City, Michigan.

15.

No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of the Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16.

Severability. If a Court of competent jurisdiction determines that any provision of the Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or unenforceability of any other provision of the Agreement, and all other provisions shall remain in full force and effect.

17.

Counterparts. The Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one in the same agreement.

18. Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to the Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling.

19.

Indemnification. The Company shall indemnify Employee from any claims, demands or liabilities of any kind or nature arising out of his employment with the Company, that are not the result of his own actions, or actions within his control.

20.

Gender Correction and Neutrality. This Agreement may contain one or more references to he or she, or his or her. It is stipulated and agreed that Employee is a male, and all such references, to the extent they are inconsistent with this, shall be deemed to be corrected

In witness whereof, the parties hereto have executed the Agreement as of the day and year above written.

American Realty Funds Corporation	Employee

Sign : /s/ Joel Wilson	Sign : /s/ Michael Kazee
Name: Joel Wilson	Name: Michael Kazee
Title: Co - Chief Executive Officer

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